Exhibit 99.1

Village Farms International to Report Q1 2026 Results on May 11, 2026

Management to Host Conference Call May 11 at 8:30 a.m. ET

VANCOUVER, BC, April 29, 2026 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) today announced it will host a conference call to discuss its first quarter 2026 financial results on Monday, May 11, 2026, at 8:30 a.m. ET. Participants can access the conference call via a webcast at Village Farms First Quarter 2026 Conference Call Webcast or on the Company website at Village Farms - Events. Participants wanting to access the conference call by telephone must register in advance at Village Farms First Quarter 2026 Conference Call Registration to receive telephone dial-in information.

The live question and answer session will be limited to analysts; however, others are invited to submit questions ahead of the conference call via email at investorrelations@villagefarms.com. Management will address questions received via email during the question and answer session as time permits.

The Company expects to report its first quarter 2026 financial results via news release on Monday, May 11, 2026, at 7:00 a.m. ET.

Conference Call Archive Access Information

For those unable to participate in the conference call at the scheduled time, it will be archived for replay beginning approximately one hour following completion of the call on Village Farms’ web site at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International

Village Farms is a global leader in cannabis, plant-based consumer packaged goods, and sustainable innovation. With a legacy built on decades of Controlled Environment Agriculture expertise and Dutch farming practices, today the Company is one of the world’s largest and most profitable cannabis operators with an asset portfolio that spans over 7 million square feet of advanced greenhouse and indoor cultivation assets.

In Canada, Village Farms operates one of the largest EU-GMP certified cannabis facilities in the world from its production campus in Delta, British Columbia, and exports products to international medical markets. The Company is also a market share leader in dried flower formats and produces and distributes some of the country’s highest quality and best-selling strains, including its flagship Pure Sunfarms Pink Kush, one of the most widely consumed strains on the planet. Village Farms’ Canadian brand portfolio includes Pure Sunfarms, Fraser Valley Weed Co., Soar, Super Toast, Pure Laine, Tam Tams and Promenade.

In the Netherlands, the Company is one of only ten licensed operators in the country’s regulated cannabis program, and in the United States its CBDistillery brand is one of the country’s largest independent hemp-derived wellness platforms. Beyond cannabis, the Company’s Clean Energy division transforms landfill gas into renewable natural gas, and it also holds an equity interest in Vanguard Food LP, a private venture pursuing strategic acquisitions to build a premier branded food platform in North America.

Contact Information

Sam Gibbons Senior Vice President, Corporate Affairs Phone: (407) 936-1190 ext. 328 Email: sgibbons@villagefarms.com